Exhibit 7


           [Letterhead of Peter J. Solomon Company Limited]


                                   CONFIDENTIALITY AGREEMENT


                                   December 14, 1994



     PERSONAL AND CONFIDENTIAL


     Mr. Martin L. Grass
     President and Chief Operating Officer
     Rite Aid Corporation
     30 Hunter Lane
     Camp Hill, PA  17011

     Dear Martin:

          In connection with your consideration of a possible transaction with Perry Drug Stores, Inc. (the "Company"), you will receive certain information from Peter J. Solomon Company Limited ("PJS") and the Company. Such information is either non-public, confidential or proprietary in nature. As a condition to your being furnished this information, you agree to treat all information concerning the Company which is furnished to you by or on behalf of the Company together with all analyses, compilations, studies or other documents, whether prepared by you or your agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain or reflect such information (all of which is herein collectively referred to as the "Confidential Information") in accordance with the terms of this letter agreement. The term "Confidential Information" does not include information which (i) is already in your possession in written form, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of confidentiality or secrecy to, the Company, (ii) is or becomes generally available to the public other than as a result of a disclosure by you, your directors, officers, employees, agents or representatives, or (iii) becomes available to you from a source other than the Company, or its agents or representatives, or PJS; provided that such source is not known by you to be bound by a confidentiality agreement or other obligation of confidentiality or secrecy.

          You hereby agree that the Confidential Information will not be used by you in any way detrimental to the Company. You also agree that you will not contact, either directly or indirectly, any director, officer or employee of the Company, any supplier or direct competitor of the Company, or any other party to discuss the business or assets or a potential transaction with or concerning the Company, without first obtaining the written consent of the Company. You also agree for a period of two years from the date hereof, not to solicit or hire any of the employees of the Company with whom you have had contact during the period of your investigation of the Company, without the prior written consent of the Company. You further agree that the Confidential Information will be used solely for the purpose set forth above, and that such information will be kept confidential by you and your agents and representatives; provided, however, that (i) any such information may be disclosed to your directors, officers, employees, agents and representatives who need to know such information for the purpose of evaluating any such possible transaction (it being understood that such directors, officers, employees, agents and representatives shall be informed by you of the confidential nature of such information), and (ii) any disclosure of such information may be made to which the Company or PJS consents in writing. You shall be responsible for any breach of this letter agreement by your directors, officers, employees, agents or representatives.

          In consideration of our furnishing you with Confidential Information, you also agree that for a period of one year from the date of this letter agreement, neither you nor any of your directors, officers, employees, agents or representatives will, without the prior written consent of the
     Company:

          (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

          (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

          (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

          (d) seek or propose to influence or control the Company's management or policies (or request permission to do so); or

          (e)  form, join or in any way participate in a "group" as defined in
               Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.

          You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing. The above notwithstanding, none of the restrictions in subparagraphs (a), (b), (c), (d) or (e) will apply in the event that any third party makes an offer to purchase the assets of, or a controlling interest in the stock of, the Company.

          In the event that you or any of your directors, officers, employees, agents and representatives to whom any Confidential Information is disclosed is required by law to disclose any Confidential Information, it is agreed that you will provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive your or such person's compliance with the provisions hereof, but if in the absence of a protective order or the receipt of a waiver hereunder, you or such person is nonetheless, in the opinion of counsel, compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, you or such other person may disclose such information as is legally required to be disclosed without penalty hereunder. You will cooperate with the Company in its efforts to obtain any appropriate protective order.

          In addition, without the prior written consent of the Company, you will not, and will direct your directors, officers, employees, agents and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction with the Company, or any of the terms, conditions, or other facts with respect to such transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, group, partnership, or individual.

          You understand that the Company has engaged PJS to solicit proposals for a possible transaction with the Company and to advise the Company in connection with such proposals. You further acknowledge and agree that the Company expressly reserves the right in its sole discretion, for any reason or no reason, at any time and in any respect, with or without notice to any party, to reject any and all proposals, to terminate discussions with any or all prospective parties, to negotiate with any party with respect to any transaction involving the Company, and to consummate any such transaction.

          Upon request of the Company or PJS, you shall promptly redeliver to the Company or PJS the Confidential Information and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes, and other writings whatsoever, prepared by you or your agents or representatives based on the information contained in the Confidential Information shall be destroyed and you will certify as to such destruction upon request.

          Although we have endeavored to includein the Confidential Information material known to us which we believe to be relevant for purpose of your investigation, you understand that we do not make any representation or warranty as to the accuracy or completeness of the Confidential Information. You agree that you shall assume full responsibility for all conclusions you derive from the Confidential Information and that neither the Company, PJS, nor any of their affiliates, shall have any liability to you or any of your agents or representatives resulting from your use of the Confidential Information. You agree that you shall be entitled to rely solely on the representations and warranties made to you in a final purchase agreement regarding a transaction that is executed by the Company.

          You agree that the Company shall be entitled to equitable relief, including injunction, in the event of a breach of this agreement. It is further understood and agreed that no failure or delay by the Company, in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privilege.

          The Company reserves the rights to assign all rights underthis agreement to any entity that consummates a transaction involving the Company, including without limitation, the right to enforce all of the terms of this agreement.

          This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

          This agreement represents the entire agreement between the parties on the subject hereof and all prior agreements and understanding, whether oral or written, are superseded in their entirety by the terms hereof.

          If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter.



                                   Very truly yours,

                                   PERRY DRUG STORES, INC.



                                   By:  /s/  Peter J. Solomon
                                        --------------------------------
                                        Peter J. Solomon Company Limited
                                        Financial Advisor


     CONFIRMED AND AGREED TO:
     RITE AID CORPORATION

     By: /s/ Martin L. Grass

     Title: President and Chief Operating Officer

     Date: